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                                                                      EXHIBIT 11


                   OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share


                                                                        Three Months Ended                Six Months Ended
                                                                              June 30                          June 30
                                                                     --------------------------       ---------------------------
                                                                        1998            1997             1998             1997
                                                                     ----------       ---------       ----------       ----------
Basic:
     Net earnings                                                    $  743,193         734,208       $1,421,594       $1,286,504
     Preferred stock dividends                                                0           6,650                0           17,149
                                                                     ----------       ---------       ----------       ----------
     Net earnings to common shareholders                                743,193         727,558        1,421,594        1,269,355

     Shares:
       Weighted average number of shares outstanding                  8,715,994       7,312,859        8,715,408        7,124,569
                                                                     ----------       ---------       ----------       ----------
Basic earnings per common share and common equivalent share:
       Net earnings                                                  $     0.09       $    0.10       $     0.16       $     0.18
                                                                     ==========       =========       ==========       ==========


Diluted:
     Net earnings                                                    $  743,193         734,208        1,421,594        1,286,504
     Preferred stock dividends                                                0           6,650                0           17,149
                                                                     ----------       ---------       ----------       ----------
     Net earnings to common shareholders                                743,193         727,558        1,421,594        1,269,355

     Shares:
       Weighted average number of shares outstanding                  8,715,994       7,312,859        8,715,408        7,124,569
       Assuming exercise of warrants and options,
       net of number of shares which could have been
         purchased with the exercise of such options
         (using average market price)                                   176,421         203,643          184,077          197,110
                                                                     ----------       ---------       ----------       ----------
       Weighted average number of shares, adjusted                    8,892,415       7,516,502        8,899,485        7,321,679
                                                                     ----------       ---------       ----------       ----------
Diluted earnings per common share and common equivalent share:
       Net earnings                                                  $     0.08       $    0.10       $     0.16       $     0.17
                                                                     ==========       =========       ==========       ==========